EXHIIBIT 21.1

LIST OF SUBSIDIARIES

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

AENT Corporation (Delaware)

Project Panther Acquisition Corporation (Delaware)

Alliance Entertainment, LLC (Delaware)

AEC Direct, LLC (Delaware)

DirectToU, LLC (Delaware)

Fulfillment Express Limited (United Kingdom)

Mecca Electronics Industries, Inc. (New York)

Mill Creek Entertainment, LLC (Minnesota)

COKeM International Ltd (Minnesota)